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INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES

To the Board of Directors and Stockholders of Vestar/LPA Investment Corp.
Overland Park, Kansas

We consent to the use in this Registration Statement dated June 5, 1998 of Verstar/LPA Investment Corp. on Form S-4 of our report dated October 3, 1997 (May 11, 1998 as to Note 14), appearing in the Prospectus, which is a part of this Registration Statemnent, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedules of Vestar/LPA Investment
Corp., listed in Item 21(b). These financial statement schedules are the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


/s/ Deloitte & Touche LLP


Kansas City, Missouri
June 5, 1998